As filed with the Securities and Exchange Commission on January 27, 2020

Registration Statement No. 333-235607

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INTELGENX TECHNOLOGIES CORP.
(Exact Name of Registrant as Specified in its Charter)

Delaware	2834	87-0638336
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

6420 Abrams, Ville Saint Laurent
Quebec, H4S 1Y2 Canada
(514) 331-7440
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Horst G. Zerbe
Chief Executive Officer
IntelGenx Technologies Corp.
6420 Abrams, Ville Saint Laurent
Quebec, H4S 1Y2 Canada
(514) 331-7440
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies of Communications to:
Richard Raymer
James Guttman
Dorsey & Whitney LLP
TD Canada Trust Tower
Brookfield Place, 161 Bay Street, Suite 4310
Toronto, Ontario M5J 2S1 Canada
Tel: (416) 367-7370

Approximate Date of Commencement of Proposed Sale to the Public: As soon as possible after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]

Non-accelerated filer [ ]	Smaller reporting company [X]

Emerging growth company [ ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Proposed Aggregate Offering Price(2)	Amount of Registration Fee

Units, each consisting of (2)	$8,724,018	$1,132
(i) Common Stock(3)	--	--
(ii) Warrants to purchase Common Stock(3)	--	--
Common stock issuable upon exercise of Warrants(2)	$13,086,026	$1,699
Agent Warrants(3)	--	--
Common Stock issuable upon exercise of Agent Warrants(2)	$916,022	$119

Total	$22,726,066	$2,950(4)

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers such indeterminate number of additional shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends, recapitalizations or similar transactions.

(2)	Estimated pursuant to Rule 457(o) solely for the purpose of calculating the registration fee.
(3)	No registration fee is required pursuant to Rule 457(g).
(4)	The registrant previously paid $700.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 27, 2020

PROSPECTUS

INTELGENX TECHNOLOGIES CORP.

Minimum: CA$5,000,000

Maximum: CA$10,000,000

Up to 20,000,000 Units
Each Unit Consisting of One Share of Common Stock
and
One Common Stock Purchase Warrant

We are offering a minimum of CA$5,000,000 and a maximum of CA$10,000,000 of units (“Units”), each of which consists of one share (“Offered Share”) of our common stock (“Common Stock”) and one Common Stock purchase warrant  (“Warrant”) (the “Offering”). Each Warrant is exercisable to purchase one share of our Common Stock (a “Warrant Share”) at an exercise price of CA$0.75 per Warrant Share, subject to adjustment. The Warrants will be immediately exercisable and will expire at 5:00 p.m. (Eastern time) on the date that is thirty six (36) months following the issuance date (the “Warrant Expiry Date”). No Units will be issued, however, and purchasers will receive only shares of Common Stock and Warrants. The Common Stock and the Warrants may be transferred separately immediately upon issuance.

Our Common Stock is quoted on the OTCQX under the symbol “IGXT” and on the TSX Venture Exchange (the “TSX-V”) under the symbol “IGX”. The closing price of our Common Stock as quoted on the OTCQX on January 24, 2020 was $0.45 and the closing price of our Common Stock on the TSX-V on January 24, 2020 was CA$0.58. The TSXV has conditionally approved the listing of the Offered Shares, the Warrant Shares the Agent Warrant Shares and the Warrants (as defined herein) commencing on closing of the Offering. Listing is subject to us fulfilling all of the applicable listing requirements of the TSXV, including distribution of the Units to a minimum number of public holders. We have not applied and do not intend to apply to list the Agent Warrants (as defined herein) on any securities exchange. The Agent Warrants will not be transferable. There is no market through which the Agent Warrants may be sold and purchasers may not be able to resell the Agent Warrants granted under this prospectus. This may affect the pricing of the Agent Warrants in the secondary market, the transparency and availability of trading prices, the liquidity of the Agent Warrants, and the extent of issuer regulation. See “Risk Factors”.

Investing in our securities involves a high degree of risk. You should invest in the common stock only if you can afford to lose your entire investment. See “Risk Factors” beginning on page 7.

Echelon Wealth Partners Inc. (the “Agent”) has agreed to assist us with this Offering on a commercially reasonable “best efforts” basis. The Agent is not purchasing the Units offered by us, and is not required to sell any specific number or dollar amount of Units. We have agreed to (i) pay the Agent a cash fee equal to seven percent (7.0%) of the gross proceeds of the Offering of Units by us (including the Over-Allotment Option, as defined below); (ii) issue to the Agent warrants (“Agent Warrants”) to purchase a number of shares of Common Stock (“Agent Warrant Shares”) equal to seven percent (7.0%) of the aggregate number of Units sold in this Offering (not including any shares of Common Stock underlying the Warrants issued in this Offering); and (iii) grant to the Agent an option to increase the size of the Offering by up to fifteen percent (15.0%), exercisable in whole or in part at any time for a period of thirty (30) days after and including the closing date of the Offering (“Over-Allotment Option”); However, we will only pay a cash fee equal to three and one half percent (3.5%) of the aggregate gross proceeds from the issuance to purchasers on our president’s list (“President’s List”) and will only issue Agent Warrants to purchase up to an additional three and one half percent (3.5%) of the Units sold under the President’s List. Echelon Wealth Partners Inc. is not registered as a broker-dealer under the United States Exchange Act of 1934, as amended (“Exchange Act”) and will not engage in any offers or sales of our shares within the United States or to “U.S. persons” (as such term is defined in Rule 902(k) of Regulation S under the United States Securities Act of 1933, as amended (“Securities Act”)) except to the extent permitted by Rule 15a-6 under the Exchange Act and other applicable securities laws. See “Plan of Distribution” beginning on page 22 for more information on this Offering and the Agent arrangements. All costs associated with the registration will be borne by us.

	Price to the Public	Agency Fee(1)	Net Proceeds to
the Company(2)

Per Unit	CA$0.50	CA$0.035	CA$0.465
Minimum Offering(3)	CA$5,000,000	CA$350,000	CA$4,650,000
Maximum Offering	CA$10,000,000	CA$700,000	CA$9,300,000

(1) For the purpose of estimating the Agent’s fees, we have assumed that they will receive their maximum commission on all sales made in the Offering. In addition we have agreed to issue Agent Warrants to purchase a number of shares of Common Stock equal to seven percent (7.0%) of the aggregate number of Units sold in this Offering (not including any shares of Common Stock underlying the Warrants issued in this Offering). Note that we will only pay a cash fee equal to three and one half percent (3.5%) of the aggregate gross proceeds from the issuance to purchasers on our President’s List and will only issue Agent Warrants to purchase up to an additional three and one half percent (3.5%) of the Units sold under the President’s List. See “Plan of Distribution” beginning on page 22 of this prospectus for a description of compensation payable to the placement agent.

(2) After deducting the Agent’s fees (assuming no sales are made to purchasers on our President’s List), but before deducting the expenses of the Offering, estimated at $320,200. Excludes potential proceeds from the exercise of the Warrants offered hereby and expenses of the Offering other than Agent fees. The actual public offering amount, Agent fees, and proceeds to us, if any, are not presently determinable and may be substantially less than the aggregate offering set forth above. Once the offering price has been determined, the Common Stock offering price and Warrant exercise price will remain fixed for the duration of the Offering.

(3) There will be no closing of the Offering unless a minimum of CA$5,000,000 of Units (“Minimum Offering”) are sold.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 27, 2020

You should rely only on the information contained in this prospectus and any related free writing prospectus that we may provide to you in connection with this offering. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained in this prospectus is correct as of any time after its date.

FORWARD-LOOKING STATEMENTS

Certain statements included or incorporated by reference in this prospectus constitute forward-looking statements within the meaning of applicable securities laws. All statements contained in this registration statement that are not clearly historical in nature are forward-looking, and the words “anticipate”, “believe”, “continue”, “expect”, “estimate”, “intend”, “may”, “plan”, “will”, “shall” and other similar expressions are generally intended to identify forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All forward-looking statements are based on our beliefs and assumptions based on information available at the time the assumption was made. These forward-looking statements are not based on historical facts but on management’s expectations regarding future growth, results of operations, performance, future capital and other expenditures (including the amount, nature and sources of funding thereof), competitive advantages, business prospects and opportunities. Forward-looking statements involve significant known and unknown risks, uncertainties, assumptions and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those implied by forward-looking statements. These factors should be considered carefully and prospective investors should not place undue reliance on the forward-looking statements. Although the forward-looking statements contained in this registration statement or incorporated by reference herein are based upon what management believes to be reasonable assumptions, there is no assurance that actual results will be consistent with these forward-looking statements. These forward-looking statements are made as of the date of this registration statement or as of the date specified in the documents incorporated by reference herein, as the case may be.

Forward-looking statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and other uncertain events. Forward-looking statements, by their nature, are based on assumptions, including those described below, and involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements to differ materially from those expressed in the forward-looking statements. Any forecasts or forward-looking predictions or statements cannot be relied upon due to, among other things, changing external events and general uncertainties of the business. Results indicated in forward-looking statements may differ materially from actual results for a number of reasons, including without limitation, risks associated with the ability to obtain sufficient and suitable financing to support operations, R&D clinical trials and commercialization of products; the ability to execute partnerships and corporate alliances; uncertainties relating to the regulatory approval process; the ability to develop drug delivery technologies and manufacturing processes that result in competitive advantage and commercial viability; the impact of competitive products and pricing and the ability to successfully compete in the targeted markets; the successful and timely completion of pre-clinical and clinical studies; the ability to attract and retain key personnel and key collaborators; the ability to adequately protect proprietary information and technology from competitors; and the ability to ensure that we do not infringe upon the rights of third parties. Material factors or assumptions that were applied in drawing a conclusion or making an estimate set out in the forward-looking information include the factors identified throughout this prospectus. The forward-looking statements contained in this prospectus represent our expectations as of the date of this prospectus, and are subject to change after such date. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which such statements were made or to reflect the occurrence of unanticipated events, except as may be required by applicable securities laws.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. To fully understand this Offering, you should read the entire prospectus carefully, including the more detailed information regarding our company, the risks of purchasing the Warrants and our Common Stock discussed under “risk factors,” and our financial statements and the accompanying notes. In this prospectus, the words “Company,” “IntelGenx” “we,” “us,” and “our,” refer collectively to IntelGenx Technologies Corp. and IntelGenx Corp., our wholly-owned Canadian subsidiary.

All amounts are U.S.$ unless otherwise indicated. Unless otherwise indicated, the term “year,” “fiscal year” or “fiscal” refers to our fiscal year ending December 31st.

Corporate History

Our predecessor company, Big Flash Corp., was incorporated in Delaware on July 27, 1999. On April 28, 2006, Big Flash, through its Canadian holding corporation, completed the acquisition of IntelGenx Corp., a Canadian company incorporated on June 15, 2003. The Company did not have any operations prior to the acquisition of IntelGenx Corp. In connection with the acquisition, we changed our name from Big Flash Corp. to IntelGenx Technologies Corp. IntelGenx Corp. has continued operations as our operating subsidiary.

Our Business

Overview

We are a drug delivery company established in 2003 and headquartered in Montreal, Quebec, Canada. Our focus is on the development of novel oral immediate-release and controlled-release products for the pharmaceutical market. More recently, we have made the strategic decision to enter the oral film market and have implemented commercial oral film manufacturing capability. This enables us to offer our partners a comprehensive portfolio of pharmaceutical services, including pharmaceutical R&D, clinical monitoring, regulatory support, tech transfer and manufacturing scale-up, and commercial manufacturing.

Our business strategy is to develop pharmaceutical products based on our proprietary drug delivery technologies and, once the viability of a product has been demonstrated, license the commercial rights to partners in the pharmaceutical industry. In certain cases, we rely upon partners in the pharmaceutical industry to fund development of the licensed products, complete the regulatory approval process with the U.S. Food and Drug Administration (“FDA”) or other regulatory agencies relating to the licensed products, and assume responsibility for marketing and distributing such products.

In addition, we may choose to pursue the development of certain products until the project reaches the marketing and distribution stage. We will assess the potential for successful development of a product and associated costs, and then determine at which stage it is most prudent to seek a partner, balancing such costs against the potential for additional returns earned by partnering later in the development process.

Managing our project pipeline is a key success factor for the Company. We have undertaken a strategy under which we will work with pharmaceutical companies in order to apply our oral film technology to pharmaceutical products for which patent protection is nearing expiration, a strategy which is often referred to as “lifecycle management”. Under §505(b)(2) of the Food, Drug, and Cosmetics Act, the FDA may grant market exclusivity for a term of up to three years following approval of a listed drug that contains previously approved active ingredients but is approved in a new dosage, dosage form, route of administration or combination.

The 505(b)(2) pathway is also the regulatory approach to be followed if an applicant intends to file an application for a product containing a drug that is already approved by the FDA for a certain indication and for which the applicant is seeking approval for a new indication or for a new use, the approval of which is required to be supported by new clinical trials, other than bioavailability studies. We have implemented a strategy under which we actively look for such so-called “repurposing opportunities” and determine whether our proprietary VersaFilm™ technology adds value to the product. We currently have two such drug repurposing projects in our development pipeline.

We continue to develop the existing products in our pipeline and may also perform research and development on other potential products as opportunities arise.

We have established a state-of-the-art manufacturing facility with the intent to manufacture all our VersaFilm™ products in-house as we believe that this:

1.	represents a profitable business opportunity,
2.	will reduce our dependency upon third-party contract manufacturers, thereby protecting our manufacturing process know-how and intellectual property, and
3.	allows us to offer our clients and development partners a full service from product conception through to supply of the finished product.

Our Offices and Other Corporate Information

Our executive offices are located at 6420 Abrams, Ville Saint-Laurent, Quebec, H4S 1Y2, Canada, and our telephone number is (514) 331-7440. Our web site address is http://www.IntelGenx.com. Information contained on our web site is not a part of this prospectus.

Recent Developments

On November 13, 2018, we completed a private placement of 1,428,571 shares of Common Stock to Tilray at a subscription price of $0.70 per share for gross proceeds of $1,000,000. The proceeds are being used for cannabis-infused VersaFilm™ product development under our definitive license, development and supply agreement with Tilray®. On October 31, 2019, we announced the initiation of the manufacturing scale up activities for our cannabis-infused VersaFilm® product co-development program with Tilray.

On April 2, 2019, we received a complete response letter (“CRL”) from the FDA regarding the New Drug Application (“NDA”) for RIZAPORT® VersaFilm® accepted by the FDA on November 20, 2018. The issues cited in the CRL related to the Chemistry, Manufacturing and Controls section of the application. The FDA requested additional information, but no new bioequivalence study.  On September 26, 2019, we announced the resubmission of our 505(b)(2) NDA for RIZAPORT® VersaFilm® for the treatment of acute migraines to the FDA. On October 22, 2019, FDA confirmed that they had accepted the NDA for review and assigned a PDUFA goal date for completion of the review of the RIZAPORT® NDA of March 26, 2020.

On May 8, 2019, we announced that we entered into a definitive worldwide agreement with Aquestive Therapeutics, Inc., a specialty pharmaceutical company focused on developing and commercializing differentiated products to solve therapeutic problems, for the co-development and commercialization of Tadalafil oral films for the treatment of ED. Under the terms of the agreement, the Company and Aquestive each granted to the other exclusive worldwide licenses to intellectual property relating to Tadalafil oral film formulation and manufacturing. The companies will jointly undertake further co-development and commercialization of Tadalafil oral film products, and will equally share (50/50) net profits from worldwide product sales. In connection with the agreement, Aquestive also granted a non-exclusive, royalty bearing U.S. license to any of its intellectual property that may relate to the formulation and manufacturing of our rizatriptan oral film product, RIZAPORT ® . We will pay Aquestive a royalty equal to ten percent (10%) of all payments received by us from third parties for U.S. product related milestones and sales. Aquestive previously submitted an NDA for its Tadalafil oral film for the treatment of ED to the FDA. In November 2018, Aquestive received a CRL from the FDA requesting limited additional data from healthy volunteers. Under the terms of the Agreement, both companies will cooperate in responding to the FDA’s CRL.

On October 9, 2019, we announced that an independent DSMB completed its first interim analysis of the ongoing BUENA clinical trial in patients with mild to moderate AD. The DSMB reviewed compiled safety data from twenty five (25) subjects enrolled in the BUENA trial, thirteen (13) of which had completed twenty six (26) weeks of daily treatment. The DSMB did not raise any concerns regarding safety and recommended that the trial continue. Recently, Professor Dr. Ludwig Aigner's group at the Paracelsus Medical University in Salzburg conducted additional efficacy testing of Montelukast in an AD mouse model in collaboration with us. Overall results demonstrated that the treatment effect was dose-dependent, with higher doses of Montelukast significantly increasing the mice's cognition in two behavioural tests. Based on this new preclinical data demonstrating that the efficacy of Montelukast VersaFilm is dose dependent, we planned to continue the BUENA clinical trial at an increased daily dose, subject to Health Canada approval.

On December 31, 2019, we issued 415,179shares of our Common Stockat a deemed price of CA$0.73 per share of Common Stock in payment of an aggregate of CA$303,080 in interest owing on our 8.00% convertible unsecured subordinated debentures due June 30, 2020.

On January 9, 2020, we announced that we entered into a feasibility study agreement with an undisclosed partner focused on bringing innovative animal health products to the market. Pursuant to this agreement, we will conduct a feasibility study on an undisclosed molecule for buccal absorption using our proprietary VetaFilm® platform. Based on the successful completion of a feasibility study, we will have exclusive rights to further develop, manufacture and supply the developed product to its partner.

On January 13, 2020, we announced that a cannabis-infused VersaFilm® product had been finalized with our co-development partner, Tilray®, and that all manufacturing scale-up work has been successfully completed. We also announced the signing of a binding term sheet with Orivas for the commercialization of RIZAPORT® in Lithuania, Latvia, Estonia and Poland, with the right of first refusal for a predefined term to include the Republic of Belarus and/or the Republic of Ukraine, as well as any of the Scandinavian countries (Finland, Denmark, Sweden and Norway).

On January 15, 2020, we announced that Health Canada issued a No Objection Letter in response to our amended clinical trial application for the Montelukast VersaFilm® Phase 2a BUENA clinical trial in patients with mild to moderate Alzheimer’s disease. We intend to continue the study with the new approved dose of 30 mg bid (twice daily for a total dosage of 60mg per day). Enrolment of new patient to be treated with the new dose is expected to comment in April, 2020.

THE OFFERING

Securities Offered:	Minimum: CA$5,000,000

Maximum: CA$10,000,000

Each Unit will consist of one share of our Common Stock and one Common Stock purchase Warrant. Each Warrant will be exercisable to purchase one share of our Common Stock. The Warrants will be exercisable immediately at an exercise price of CA$0.75 per share and will expire thirty six (36) months following the date of issuance. See “Description of Securities We Are Offering.”

Use of Proceeds:	We intend to use the net proceeds of the Offering for the Phase 2A Montelukast Study, general working capital requirements and manufacturing facility expansion. We intend to use any additional proceeds received from the exercise of the Over-Allotment Option or any of the Warrants or Agent Warrants to advance other existing projects and for working capital purposes. See “Use of Proceeds.”

Common Stock outstanding prior to the offering:	93,942,652

Shares of Common Stock outstanding after this offering (assuming full exercise of the Warrants) (1)	135,342,652

Risk Factors	See “Risk Factors” beginning on page 7 and other information in this prospectus for a discussion of the factors you should consider before you decide to invest in our securities.

OTCQX Ticker Symbol for Common Stock:	IGXT

TSX Venture Exchange Symbol for Common Stock:	IGX

(1) The number of shares of Common Stock shown above to be outstanding after this Offering assumes the exercise of all Warrants and Agent Warrants registered hereunder, is based on 93,942,652shares outstanding as of January 20, 2020 and excludes:

•	4,014,818 shares of Common Stock issuable upon exercise of outstanding stock options, at a weighted average exercise price of $0.69 per share;
•	5,612,594 additional shares of Common Stock issuable upon the conversion of CA$7,577,000 of the 8%Convertible Unsecured Debentures due June 30, 2020 at a conversion price of CA$1.35 per share;
•	2,000,000 additional shares of Common Stock issuable upon the conversion of $1,600,000 of the 6% convertible notes at a conversion price of $0.80 per share;
•	2,654,075 additional shares of Common Stock reserved for issuance upon the exercise of warrants with an exercise price of $0.80 per share;
•	3,675,358 additional shares of Common Stock reserved for future issuance under our amended and restated 2016 stock option plan, as amended on December 3, 2018;
•	53,846 additional shares of Common Stock issuable upon conversion of 53,846 restricted share units under our PRSU Plan;
•	9,023,962 additional shares of Common Stock reserved for issuance upon the exercise of warrants with an exercise price of $1.00 per share; and
•	1,226,360 additional shares of Common Stock reserved for issuance upon the exercise of agent warrants with an exercise price of $0.875 per share.

SUMMARY HISTORICAL FINANCIAL INFORMATION

The following tables set forth our summary historical financial information. The selected historical financial information is qualified in its entirety by, and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, our audited consolidated financial statements and related notes incorporated by reference into this prospectus by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 that we filed with the United States Securities and Exchange Commission (“SEC”) on March 22, 2019 and our unaudited consolidated financial statements and related notes incorporated by reference into this prospectus by reference to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2019 that we filed with the SEC on November 7, 2019.

RESULTS OF OPERATIONS:

	Twelve-month	Nine-month
	period ended	Period ended
	December 31,	September 30,
In thousands	2018	2019
Revenue	$1,824	$674
Research and Development Expenses	5,104	2,884
Selling, General and Administrative Expenses	4,999	4,445
Depreciation of tangible assets	719	523
Operating Loss	(8,998)	(7,178)
Net Loss	(10,108)	(7,999)
Comprehensive Loss	(10,637)	(7,679)

BALANCE SHEET:

	December	September 30,
In thousands	31, 2018	2019
Current Assets	$13,063	5,339
Leasehold improvements and Equipment	6,248	6,310
Security Deposits	707	728
Operating lease right-of-use asset	-	690
Current Liabilities	2,722	2,577
Deferred lease obligations	49	-
Long-term debt	1,140	639
Convertible Debentures	5,047	5,445
Convertible Notes	1,073	1,205
Operating lease liability	-	562
Capital Stock	1	1
Additional Paid-in-Capital	42,048	42,330

RISK FACTORS

Our business faces many risks. Any of the risks discussed below, or elsewhere in this report or in our other filings with the SEC, could have a material impact on our business, financial condition, or results of operations.

You should carefully consider the risks described under the heading, “Risk Factors”, in our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2018 which are incorporated by reference into this prospectus before making an investment decision. You should also refer to the other information in this prospectus or incorporated by reference into this prospectus, including our financial statements and the related notes thereto. The risks and uncertainties described in this prospectus or incorporated by reference into this prospectus are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the risks described actually occur, our business, results of operations and financial condition could suffer. In that event the trading price of our Common Stock could decline. The risks described also include forward looking statements and our actual results may differ substantially from those discussed in these forward-looking statements.

Risks Related to Our Securities

Our auditors have raised substantial doubts as to our ability to continue as a going concern.

     Our financial statements have been prepared under the assumption that we will continue as a going concern. The opinion of our independent registered public accountants on our audited financial statements as of and for the year ended December 31, 2018 contains an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon our ability to raise capital from financing transactions and to attain profitable operations. Our financial statements do not include any adjustments or classifications that may result from the possible inability of us to continue as a going concern. However, if adequate funds are not available to us when we need it, we will be required to curtail our operations which would, in turn, further raise substantial doubt about our ability to continue as a going concern. Should we be unable to continue as a going concern, it may be unable to realize the carrying value of its assets and to meet its liabilities as they become due. The use of the net proceeds from the Offering set out under “Use of Proceeds” is based on the assumption that the RIZAPORT® VersaFilm® and cannabis-infused VersaFilm® milestones will be reached in the first half of 2020. Any delay in reaching one or both of the milestones could compromise the achievement of such milestone(s) altogether, which would raise substantial doubt in our ability to continue as a going concern.

We have a history of losses and our revenues may not be sufficient to sustain our operations.

     Even though we ceased being a “development stage” company in April 2006, we are still subject to all of the risks associated with having a limited operating history and pursuing the development of new products. Our cash flows may be insufficient to meet expenses relating to our operations and the development of our business, and may be insufficient to allow us to develop new products. We currently conduct research and development using our proprietary platform technologies to develop oral controlled release and other delivery products. We do not know whether we will be successful in the development of such products. We have an accumulated deficit of approximately $30,896 thousand since our inception in 2003 through December 31, 2018. To date, these losses have been financed principally through sales of equity securities. Our revenues for the past five years ended December 31, 2018, December 31, 2017, December 31, 2016, December 31, 2015 and December 31, 2014 were $1.8 million, $5.2 million, $5.2 million, $5.1 million and $1.7 million, respectively. Our monthly burn rate for the three-month period ending September 30, 2019 was approximately $600 thousand. As at September 30, 2019, we had approximately $4.3 million in cash and working capital of approximately $2.8 million. We estimate that as at December 31, 2019, we had approximately $2.4 million in cash and working capital of approximately $2.5 million. Revenue generated to date has not been sufficient to sustain our operations. In order to achieve profitability, our revenue streams will have to increase and there is no assurance that revenues will increase to such a level.

Management will have broad discretion as to the use of the proceeds from this Offering and may not use the proceeds effectively.

We currently intend to allocate the net proceeds to be received from this Offering as described under the heading “Use of Proceeds”. However, our management will have broad discretion as to the application of the net proceeds from this Offering and could use them for purposes other than those contemplated at the time of the Offering if it believes it would be in our best interest to do so. Our security holders may not agree with the manner in which management chooses to allocate and spend the net proceeds. Our management may use the net proceeds for corporate purposes that may not improve our financial condition or market value.

We may not receive a waiver of default for outstanding indebtedness for which we may be in default in the future.

The agreements governing our indebtedness include certain debt service and other financial covenants that we must satisfy. In previous years, we have defaulted on certain of these debt service coverage ratio covenants and have received waivers of the defaults. As of December 31, 2019, we were not in compliance with the required minimum debt service coverage ratio on one of our term loans and obtained a waiver of such default from the lender. We cannot provide any assurance that the lender will provide us with a waiver of the default for any future default. A failure to maintain compliance, along with our lender not agreeing to a waiver for the non-compliance, would cause the outstanding borrowings to be in default and payable on demand, which would raise substantial doubt in our ability to continue as a going concern.

The laws, regulations and guidelines applicable to cannabinoid-based products in Canada and in other countries may change in ways that impact our ability to continue our business as currently conducted or proposed to be conducted.

Our operations are subject to various laws, regulations and guidelines relating to the manufacture, management, transportation, storage and disposal of cannabinoid-based products as well as laws and regulations relating to health and safety, the conduct of operations and the protection of the environment. The successful execution of our cannabis business objectives is contingent upon compliance with all applicable laws and regulatory requirements in Canada and other jurisdictions and obtaining all other required regulatory approvals for the production, sale, import and export of our cannabinoid-based products. The administration, application and enforcement of the laws of Canada and other countries, may significantly delay or impact our ability to participate in the Canadian cannabis market or cannabis markets outside Canada, and our ability to develop, produce and sell cannabinoid-based products.

Further, the regulatory authorities in Canada and in other countries in which we may operate in the future or to which we may export our products may change their administration, interpretation or application of the applicable laws, rules and regulations or their compliance or enforcement procedures at any time. Any such changes could require us to revise our ongoing compliance procedures, requiring us to incur increased compliance costs and expend additional resources. There is no assurance that we will be able to comply or continue to comply with applicable laws, rules and regulations.

We are dependent on business partners to conduct clinical trials of, obtain regulatory approvals for, and manufacture, market, and sell our products

We depend heavily on our pharmaceutical partners to pay for part or all of the research and development expenses associated with developing a new product and to obtain approval from regulatory bodies such as the FDA to commercialize these products. We also depend on our partners to distribute these products after receiving regulatory approval. Our revenues from research and development fees, milestone payments and royalty fees are derived from our partners. Our inability to find pharmaceutical partners who are willing to pay us these fees in order to develop new products would negatively impact our business and our cash flows.

We have limited experience in manufacturing, marketing and selling pharmaceutical products. Accordingly, if we cannot maintain our existing partnerships or establish new partnerships with respect to our other products in development, we will have to establish our own capabilities or discontinue the commercialization of the affected product. Developing our own capabilities would be expensive and time consuming and could delay the commercialization of the affected product. There can be no assurance that we would be able to develop these capabilities.

Our existing agreements with pharmaceutical industry partners are generally subject to termination by the counterparty on short notice upon the occurrence of certain circumstances, including, but not limited to, the following: a determination that the product in development is not likely to be successfully developed or not likely to receive regulatory approval; our failure to satisfy our obligations under the agreement, or the occurrence of a bankruptcy event. If any of our partnerships are terminated, we may be required to devote additional resources to the product, seek a new partner on short notice, or abandon the product development efforts. The terms of any additional partnerships or other arrangements that we establish may not be favorable to us.

We are also at risk that these partnerships or other arrangements may not be successful. Factors that may affect the success of our partnerships include the following:

•	Our partners may incur financial and cash-flow difficulties that force them to limit or reduce their participation in our joint projects;

•	Our partners may be pursuing alternative technologies or developing alternative products that are competitive to our product, either on their own or in partnership with others;

•	Our partners may reduce marketing or sales efforts, or discontinue marketing or sales of our products, which may reduce our revenues received on the products;

•	Our partners may have difficulty obtaining the raw materials to manufacture our products in a timely and cost effective manner or experience delays in production, which could affect the sales of our products and our royalty revenues earned;

•	Our partners may terminate their partnerships with us. This could make it difficult for us to attract new partners, and it could adversely affect how the business and financial communities perceive us;

•	Our partners may pursue higher priority programs or change the focus of their development programs, which could affect the partner’s commitment to us. Pharmaceutical and biotechnology companies historically have re-evaluated their priorities from time to time, including following mergers and consolidations, a common occurrence in recent years; and

•	Our partners may become the target of litigation for purported patent or intellectual property infringement, which could delay or prohibit commercialization of our products and which would reduce our revenue from such products.

There is no public market for the Warrants, which could limit their respective trading price or a holder’s ability to sell them.

There is currently no trading market for the Warrants. As a result, a market may not develop for the Warrants and holders may not be able to sell the Warrants. Future trading prices of the Warrants will depend on many factors, including prevailing interest rates, the market for similar securities, general economic conditions and our financial condition, performance and prospects. Accordingly, holders may be required to bear the financial risk of an investment in the Warrants for an indefinite period of time until their maturity. We do not intend to apply for listing or quotation of the Warrants on any securities exchange or automated quotation system.

You may experience dilution as a result of this offering and future equity offerings.

Giving effect to the issuance of the Common Stock upon exercise of the Warrants and Agent Warrants, the receipt of the expected net proceeds and the use of those proceeds, this offering may have a dilutive effect on our expected net income available to our stockholders per share and funds from operations per share. Furthermore, we are not restricted from issuing additional securities in the future, including Common Stock, securities that are convertible into or exchangeable for, or that represent the right to receive, Common Stock or substantially similar securities. To the extent that we raise additional funds through the sale of equity or convertible debt securities, the issuance of such securities will result in dilution to our stockholders. We may sell Common Stock or other securities in any other offering at a price per share that is less than the price per share paid by investors in this Offering, and investors purchasing Common Stock or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of Common Stock, or securities convertible or exchangeable into Common Stock, in future transactions may be higher or lower than the price per share paid by investors in this offering. We are entitled to repay all or any portion of the Debentures (as defined below) by issuing and delivering shares of Common Stock to the debenture holders at an issue price of ninety five percent (95%) of the current market price of the shares of Common Stock (as defined in the trust indenture in respect of the Debentures dated as of July 12, 2017).

USE OF PROCEEDS

The table below illustrates, in order or priority, how we intend to use the proceeds of the Offering assuming net proceeds of CA$4,250,000 (in the case that the Minimum Offering amount is raised) and net proceeds of CA$8,900,000 (in the case that the Maximum Offering amount is raised).

Use of Net Proceeds

	Minimum Offering	Maximum Offering

Phase 2A Montelukast Study	CA$2,000,000	CA$2,000,000

General Working Capital Requirements	CA$2,250,000	CA$1,900,000

Manufacturing Facility Expansion	-	CA$5,000,000

TOTAL	CA$4,250,000	CA$8,900,000

We intend to use any additional proceeds received from the exercise of the Over-Allotment Option or any of the Warrants or Agent Warrants to advance other existing projects and for working capital purposes.

Although we intend to use the net proceeds from the Offering as set forth above, the actual allocation of the net proceeds may vary depending on future developments in our business and unforeseen events. We believe that a minimum gross proceeds of $5 million would allow us to remain operational through our two earliest near term milestones, being (1) the FDA approval of our RIZAPORT® VersaFilm® and the commencement of its commercialization, and (2) the obtaining of a micro-processing license from Health Canada for our cannabis-infused VersaFilm® and the commencement of its commercialization . See “Description of Business – Near Term Milestones” for a description of these and other significant near term milestones, and expected costs and timing thereof. See also “Negative Cash Flows and Burn Rate” below.

The use of the net proceeds from the Offering as set forth above is based on the assumption that the RIZAPORT® VersaFilm® and cannabis-infused VersaFilm® milestones will be reached in the first half of 2020. If there is a delay in reaching one or both of those milestones, we may be required to implement substantial rationalization measures that could materially alter our operations in order to remain solvent until such time as those milestones can be met. Measures could include the scaling down or cessation of our Montelukast BUENA clinical trial and the suspension of other ongoing projects and related research and development. Even with such rationalization measures, any delay in reaching one or both of the milestones could compromise the achievement of such milestone(s) altogether, which would raise substantial doubt in our ability to continue as a going concern. We are dependent on our partners to successfully commercialize our products, including RIZAPORT® VersaFilm® and cannabis-infused VersaFilm®, and there is no assurance that such partnerships will be successful. See “Risk Factors - We are dependent on business partners to conduct clinical trials of, obtain regulatory approvals for, and manufacture, market, and sell our products.” Even if such milestones are met, our ability to continue as a going concern will depend on our ability to raise capital from future financing transactions. See “Risk Factors – Our auditors have raised substantial doubts as to our ability to continue as a going concern”.

Montelukast Study

The objectives of the Company’s 26-week, randomized, double blind, and placebo controlled Phase II a proof of concept study are to evaluate the safety, feasibility, tolerability, and efficacy of Montelukast buccal film in patients with mild to moderate Alzheimer’s disease. The trial design includes testing of up to 70 patients. The trial is ongoing and expected to conclude in the second half of 2020.

Manufacturing Facility Expansion

The Company is considering a project to expand its existing manufacturing facility. The project is expected to create a fivefold increase in our production capacity, provide us with a larger scale solvent coating capability and further progress us towards our objective of becoming a full-service company for our partners. The total estimated cost to complete the expansion project is CA$5 million and, subject to receiving sufficient funds pursuant to the Offering, we expect that the project could be initiated in the second quarter of 2020.

Negative Cash Flows and Burn Rate

For the year ended December 31, 2018, cash used in operating activities by the Company was $8.53 million and the Company had a net loss of $10.637 million for the same period. The monthly burn rate of the Company for the three-month period ending September 30, 2019 was approximately $600 thousand. As at September 30, 2019, the Company had approximately $4.3 million in cash and working capital of approximately $2.8 million. We estimate that as at December 31, 2019, we had approximately $2 million in cash and working capital of approximately $2 million.

Other than as set out herein, the Company does not expect to incur any material capital expenditures during the next 12 months unless additional financing is completed. While we have an aggregate of CA$7,577,000 of Debentures due to mature on June 30, 2020, we are entitled to repay all or any portion of the Debentures upon maturity by issuing and delivering shares of Common Stock to the debenture holders.

The Company has a history of negative operating cash flows and is reliant on continued availability of financing to fund its operating activities. It is possible that the Company may never have sufficient revenue to achieve profitability and positive cash flow. Management expects that the Company will continue to incur losses for at least the next 12 months as it pursues commercialization of Tadalafil, Montelukast, and cannabis-infused VersaFilm technologies and other products. Additional funding will be required, despite completion of the Offering, in order to become profitable, in particular through the commercialization of the Company’s various VersaFilm products. If funding is insufficient at any time in the future, the Company may not be able to develop or commercialize its products or take advantage of business opportunities. See “Risk Factors”.

DILUTION

If you invest in our securities, you will experience dilution to the extent of the difference between the public offering price of the Units (attributing no value to the Warrants) and the net tangible book value of our Common Stock immediately after this offering.

Net tangible book value per share is equal to total assets less intangible assets and total liabilities, divided by the number of shares of our outstanding Common Stock. Our net tangible book value as of September 30, 2019 was approximately $2.6 million, or $0.03 per share of Common Stock.

After giving effect to assumed sale of 10,000,000 units in this offering at an assumed public offering price of CA$0.50 per unit after deducting estimated placement agent fees and estimated offering expenses payable by us, and attributing no value to the warrants, our as adjusted net tangible book value as of September 30, 2019 would have been approximately $5.9 million, or $0.06 per share. This represents an immediate increase in net tangible book value of $0.03 per share to existing stockholders and an immediate dilution in net tangible book value of $0.263 per share to new investors purchasing our units in this offering. The following table illustrates this per share dilution:

Assumed public offering price per Unit	CA	$0.50
Net tangible book value per share as of September 30, 2019	$0.03
Increase per share attributable to new investors	$0.03
As adjusted net tangible book value per share after this Offering		$0.06
Dilution per share to new investors		$0.263

A 1% increase (decrease) in the number of units offered by us would be required to increase (decrease) our as adjusted net tangible book value by approximately $38,000 and dilution per share to new investors by approximately $0.001, assuming a public offering price of CA$0.50 per unit.

Investors that acquire additional shares of our common stock through the exercise of the warrants offered hereby may experience additional dilution depending on our net tangible book value at the time of exercise.

The number of shares of Common Stock to be outstanding after this Offering assumes the exercise of all Warrants and Agent Warrants registered hereunder, is based on 93,942,652shares outstanding as of January 20, 2020 and excludes:

•	4,014,818 shares of Common Stock issuable upon exercise of outstanding stock options, at a weighted average exercise price of $0.69 per share;
•	5,612,594 additional shares of Common Stock issuable upon the conversion of CA$7,577,000 of the 8%Convertible Unsecured Debentures due June 30, 2020 at a conversion price of CA$1.35 per share;
•	2,000,000 additional shares of Common Stock issuable upon the conversion of $1,600,000 of the 6% convertible notes at a conversion price of $0.80 per share;
•	2,654,075 additional shares of Common Stock reserved for issuance upon the exercise of warrants with an exercise price of $0.80 per share;
•	3,675,358 additional shares of Common Stock reserved for future issuance under our amended and restated 2016 stock option plan, as amended on December 3, 2018;
•	53,846 additional shares of Common Stock issuable upon conversion of 53,846 restricted share units under our PRSU Plan;
•	9,023,962 additional shares of Common Stock reserved for issuance upon the exercise of warrants with an exercise price of $1.00 per share; and
•	1,226,360 additional shares of Common Stock reserved for issuance upon the exercise of agent warrants with an exercise price of $0.875 per share.

DESCRIPTION OF BUSINESS

Overview

We are a drug delivery company established in 2003 and headquartered in Montreal, Quebec, Canada. Our focus is on the development of novel oral immediate-release and controlled-release products for the pharmaceutical market. More recently, we have made the strategic decision to enter the oral film market and have implemented commercial oral film manufacturing capability. This enables us to offer our partners a comprehensive portfolio of pharmaceutical services, including pharmaceutical R&D, clinical monitoring, regulatory support, tech transfer and manufacturing scale-up, and commercial manufacturing.

Our business strategy is to develop pharmaceutical products based on our proprietary drug delivery technologies and, once the viability of a product has been demonstrated, license the commercial rights to partners in the pharmaceutical industry. In certain cases, we rely upon partners in the pharmaceutical industry to fund development of the licensed products, complete the regulatory approval process with the U.S. Food and Drug Administration (“FDA”) or other regulatory agencies relating to the licensed products, and assume responsibility for marketing and distributing such products.

In addition, we may choose to pursue the development of certain products until the project reaches the marketing and distribution stage. We will assess the potential for successful development of a product and associated costs, and then determine at which stage it is most prudent to seek a partner, balancing such costs against the potential for additional returns earned by partnering later in the development process.

Managing our project pipeline is a key success factor for the Company. We have undertaken a strategy under which we will work with pharmaceutical companies in order to apply our oral film technology to pharmaceutical products for which patent protection is nearing expiration, a strategy which is often referred to as “lifecycle management”. Under §505(b)(2) of the Food, Drug, and Cosmetics Act, the FDA may grant market exclusivity for a term of up to three years following approval of a listed drug that contains previously approved active ingredients but is approved in a new dosage, dosage form, route of administration or combination.

The 505(b)(2) pathway is also the regulatory approach to be followed if an applicant intends to file an application for a product containing a drug that is already approved by the FDA for a certain indication and for which the applicant is seeking approval for a new indication or for a new use, the approval of which is required to be supported by new clinical trials, other than bioavailability studies. We have implemented a strategy under which we actively look for such so-called “repurposing opportunities” and determine whether our proprietary VersaFilm™ technology adds value to the product. We currently have two such drug repurposing projects in our development pipeline.

We continue to develop the existing products in our pipeline and may also perform research and development on other potential products as opportunities arise.

We have established a state-of-the-art manufacturing facility with the intent to manufacture all our VersaFilm™ products in-house as we believe that this:

1.	represents a profitable business opportunity,
2.	will reduce our dependency upon third-party contract manufacturers, thereby protecting our manufacturing process know-how and intellectual property, and
3.	allows us to offer our clients and development partners a full service from product conception through to supply of the finished product.

Near Term Milestones

Key products in our pipeline that we believe have significant near term milestones include the following:

RIZAPORT® VersaFilm®
General Description of Product	The product is a 10mg oral thin-film formulation of Rizatriptan, the active drug in Maxalt-MLT® orally disintegrating tablets. Maxalt-MLT® is a leading branded anti-migraine product marketed by Merck & Co. The product is indicated for the treatment of acute migraines.
Latest Developments	On September 26, 2019, we announced the resubmission of its 505(b)(2) NDA for RIZAPORT® VersaFilm® for the treatment of acute migraines to the FDA. On April 2, 2019, we received a CRL from the FDA regarding the NDA for RIZAPORT® VersaFilm® accepted by the FDA on November 20, 2018. The issues cited in the CRL related to the Chemistry, Manufacturing and Controls section of the application. The FDA requested additional information, but no new bioequivalence study. On October 22, 2019, FDA confirmed that they had accepted the NDA for review and assigned a Prescription Drug User Fee Act goal date for completion of the review of the RIZAPORT® NDA of March 26, 2020.

Next milestone and expected costs and timing	The FDA has assigned a Prescription Drug User Fee Act goal date for completion of the review of the RIZAPORT® NDA of March 26, 2020. We do not expect to have to incur any additional costs to obtain the FDA approval. If FDA approval of the NDA is obtained, commercialization is expected to begin in the first half of 2020 in the USA with Gensco Pharma. It is also expected to launch in Europe with Exeltis in Q3 / Q4 2020. Under an agreement with its partner for commercialization in the United States, a milestone payment of $125,000 would be payable to us by our partner upon obtaining FDA approval.
Capacity for commercialization in current manufacturing facility

Upon commercial launch, we would manufacture the product from our Health Canada-certified cGMP manufacturing facility in Montreal.

Given the limited capacity of the current facility for solvent-based products, we believe that a smaller coating line can support approximately 12-18 months of commercialization. However, an expansion will be required to increase the manufacturing capacity to help meet additional demand.

Cannabis-Infused VersaFilm®
General Description of Product	10mg CBD and/or THC infused VersaFilm® product.
Latest Developments

On November 13, 2018, we completed a private placement of 1,428,571 shares of Common Stock to Tilray at a subscription price of $0.70 per share for gross proceeds of $1,000,000. The proceeds are being used for cannabis- infused VersaFilm® product development under its definitive license, development and supply agreement with Tilray.

On October 31, 2019, we announced the initiation of the manufacturing scale-up activities for its cannabis-infused VersaFilm® product co- development program with Tilray.

Next milestone and expected costs and timing	Commercial launch of the product is subject to obtaining a micro-processing license from Health Canada. This is expected to be obtained in the first half of 2020. The expected remaining cost for this project relating to commercialization ramp up is approximately $450,000, 80% of which will be paid by Tilray under the partnership agreement between the parties.
Capacity for commercialization in current manufacturing facility	We are capable of commercializing the Cannabis VersaFilm product in the current manufacturing facility as solvent-based coating will not be required for this product.

Montelukast
General Description of Product	10mg Montelukast VersaFilm® is a buccal film developed for mild to moderate Alzheimer’s Disease. The dose per film has been increased to 30 mg.
Latest Developments

On October 9, 2019, we announced that an independent DSMB completed its first interim analysis of the ongoing Montelukast VersaFilm® Phase 2a (BUENA) clinical trial in patients with mild to moderate Alzheimer's disease. The DSMB reviewed compiled safety data from 25 subjects enrolled in the BUENA trial, 13 of which had completed 26 weeks of daily treatment. The DSMB did not raise any concerns regarding safety and recommended that the trial continue.

Recently, Prof. Dr. Ludwig Aigner's group at the Paracelsus Medical University in Salzburg conducted additional efficacy testing of Montelukast in an AD mouse model in collaboration with us. Overall results demonstrated that the treatment effect was dose-dependent, with higher doses of Montelukast significantly increasing the mice's cognition in two behavioural tests. Based on this new preclinical data demonstrating that the efficacy of Montelukast VersaFilm® is dose-dependent, we plan to continue the BUENA clinical trial with an increased daily dose.

Next milestone and expected costs and timing	We have obtained Health Canada approval for the increased daily dose and expect to restart screening under the amended protocol by April 2020 with increased dosage of 30mg twice daily for a total dosage of 60mg per day. Costs associated with the ongoing BUENA clinical trial are approximately $200,000 per month. Completion of the Buena trial is expected by the first half of 2021.
Capacity for commercialization in current manufacturing facility	Commercialization of this product is not expected until 2023 at the earliest, assuming successful clinical trials and the satisfaction of other conditions. Our current manufacturing facility would not support the manufacture of the Montelukast VersaFilm product, but the planned expansion of the manufacturing facility would provide for the ability to manufacture the product in our own facility.

Tadalafil
General Description of Product	2.5mg, 5mg, 10mg and 20mg tadalafil oral film developed to be bioequivalent to Cialis (Eli Lilly) indicated for erectile dysfunction.
Latest Developments

On May 8, 2019, we announced that we had entered into the Co- Development Agreement with Aquestive, a specialty pharmaceutical company focused on developing and commercializing differentiated products to solve therapeutic problems, for the co-development and commercialization of Tadalafil oral films for the treatment of erectile dysfunction. Under the terms of the Co-Development Agreement, the Company and Aquestive have each granted to the other exclusive worldwide licenses to their respective intellectual property relating to Tadalafil oral film formulation and manufacturing. The companies will jointly undertake further co-development and commercialization of Tadalafil oral film products, and will equally share (50/50) net profits from worldwide product sales. At this time the brand name Exordia is expected to be used for the commercialization of this product.

Aquestive previously submitted an NDA for its Tadalafil oral film for the treatment of erectile dysfunction to the FDA. In November 2018, Aquestive received a CRL from the FDA requesting limited additional data from healthy volunteers. Under the terms of the Agreement, both companies will cooperate in responding to the FDA’s CRL.

Next milestone and expected costs and timing	In responding to the CRL, the Company and Aquestive intend to submit a protocol for new irritation study to FDA for review and approval. The study is expected to commence in the first half of 2020. The estimated cost of the irritation study is $900,000, which would be shared 50/50 between us and Aquestive under the partnership agreement between the parties. Both companies are seeking a commercialization partner that would support the study cost. Commercialization of this product is not expected before first half of 2021.
Capacity for commercialization in current manufacturing facility	Upon commercialization, the product would be manufactured by Aquestive pursuant to the Co-Development Agreement.

Recent Developments

On November 13, 2018, we completed a private placement of 1,428,571 shares of Common Stock to Tilray at a subscription price of $0.70 per share for gross proceeds of $1,000,000. The proceeds are being used for cannabis-infused VersaFilm™ product development under our definitive license, development and supply agreement with Tilray®. On October 31, 2019, we announced the initiation of the manufacturing scale up activities for our cannabis-infused VersaFilm® product co-development program with Tilray.

On April 2, 2019, we received a CRL from the FDA regarding the NDA for RIZAPORT® VersaFilm® accepted by the FDA on November 20, 2018. The issues cited in the CRL related to the Chemistry, Manufacturing and Controls section of the application. The FDA requested additional information, but no new bioequivalence study. On September 26, 2019, we announced the resubmission of our 505(b)(2) NDA for RIZAPORT® VersaFilm® for the treatment of acute migraines to the FDA. On October 22, 2019, FDA confirmed that they had accepted the NDA for review and assigned a PDUFA goal date for completion of the review of the RIZAPORT® NDA of March 26, 2020.

On May 8, 2019, we announced that we entered into a definitive worldwide agreement with Aquestive Therapeutics, Inc., a specialty pharmaceutical company focused on developing and commercializing differentiated products to solve therapeutic problems, for the co-development and commercialization of Tadalafil oral films for the treatment of ED. Under the terms of the agreement, the Company and Aquestive each granted to the other exclusive worldwide licenses to intellectual property relating to Tadalafil oral film formulation and manufacturing. The companies will jointly undertake further co-development and commercialization of Tadalafil oral film products, and will equally share (50/50) net profits from worldwide product sales. In connection with the agreement, Aquestive also granted a non-exclusive, royalty bearing U.S. license to any of its intellectual property that may relate to the formulation and manufacturing of our rizatriptan oral film product, RIZAPORT ® . We will pay Aquestive a royalty equal to ten percent (10%) of all payments received by us from third parties for U.S. product related milestones and sales. Aquestive previously submitted NDA for its Tadalafil oral film for the treatment of ED to the FDA. In November 2018, Aquestive received a CRL from the FDA requesting limited additional data from healthy volunteers. Under the terms of the Agreement, both companies will cooperate in responding to the FDA’s CRL.

On October 9, 2019, we announced that an independent DSMB completed its first interim analysis of the ongoing BUENA clinical trial in patients with mild to moderate AD. The DSMB reviewed compiled safety data from twenty five (25) subjects enrolled in the BUENA trial, thirteen (13) of which had completed twenty six (26) weeks of daily treatment. The DSMB did not raise any concerns regarding safety and recommended that the trial continue. Recently, Professor Dr. Ludwig Aigner's group at the Paracelsus Medical University in Salzburg conducted additional efficacy testing of Montelukast in an AD mouse model in collaboration with us. Overall results demonstrated that the treatment effect was dose-dependent, with higher doses of Montelukast significantly increasing the mice's cognition in two behavioural tests. Based on this new preclinical data demonstrating that the efficacy of Montelukast VersaFilm is dose dependent, we planned to continue the BUENA clinical trial at an increased daily dose, subject to Health Canada approval.

On December 31, 2019, we issued 415,179shares of our Common Stock at a deemed price of CA$0.73 per share of Common Stock in payment of an aggregate of CA$303,080 in interest owing on our 8.00% convertible unsecured subordinated debentures due June 30, 2020.

On January 9, 2020, we announced that we entered into a feasibility study agreement with an undisclosed partner focused on bringing innovative animal health products to the market. Pursuant to this agreement, we will conduct a feasibility study on an undisclosed molecule for buccal absorption using our proprietary VetaFilm® platform. Based on the successful completion of a feasibility study, we will have exclusive rights to further develop, manufacture and supply the developed product to its partner.

On January 13, 2020, we announced that a cannabis-infused VersaFilm® product had been finalized with our co-development partner, Tilray®, and that all manufacturing scale-up work has been successfully completed. We also announced the signing of a binding term sheet with Orivas for the commercialization of RIZAPORT® in Lithuania, Latvia, Estonia and Poland, with the right of first refusal for a predefined term to include the Republic of Belarus and/or the Republic of Ukraine, as well as any of the Scandinavian countries (Finland, Denmark, Sweden and Norway).

On January 15, 2020, we announced that Health Canada issued a No Objection Letter in response to our amended clinical trial application for the Montelukast VersaFilm® Phase 2a BUENA clinical trial in patients with mild to moderate Alzheimer’s disease. We intend to continue the study with the new approved dose of 30 mg bid (twice daily for a total dosage of 60mg per day). Enrolment of new patient to be treated with the new dose is expected to comment in April, 2020.

DESCRIPTION OF CAPITAL STOCK

The authorized share capital of the Company consists of 200,000,000 shares of Common Stock with a par value of $0.00001 and 20,000,000 shares of preferred stock with a par value of $0.00001. As at January 20, 2020, there were 93,942,652 shares of Common Stock issued and outstanding and no preferred stock issued and outstanding.

Common Stock

The holders of Common Stock are entitled to one vote per share on all matters voted on by stockholders, including the election of directors. Except as otherwise required by law, the holders of Common Stock exclusively possess all voting power. The holders of Common Stock are entitled to dividends as may be declared from time to time by our board of directors from funds available for distribution to holders. No holder of Common Stock has any pre-emptive right to subscribe to any securities of ours of any kind or class or any cumulative voting rights. The outstanding shares of Common Stock are, and the shares, upon issuance and sale as contemplated will be, duly authorized, validly issued, fully paid and non-assessable.

Rights Upon Dissolution or Winding Up

The Delaware General Corporation Law provides that upon dissolution, liquidation or winding-up of the Company, holders of Common Stock have the lowest priority in the distribution of assets and will only receive a distribution if all senior obligations have been paid. If all senior obligations have been paid, the holders of shares of Common Stock will be entitled to receive our assets available for distribution proportionate to their pro rata ownership of the outstanding shares of Common Stock.

Anti-Takeover Effects of Various Provisions of Delaware Law and Our Certificate of Incorporation and By-laws

The Delaware General Corporation Law, our certificate of incorporation and our by-laws contain provisions that may have some anti-takeover effects and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in his, her or its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law (“Section 203”). Subject to specific exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the time the stockholder becomes an interested stockholder, unless:

•	the business combination, or the transaction in which the stockholder became an interested stockholder, is approved by our board of directors prior to the time the interested stockholder attained that status;
•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•	at or after the time a stockholder became an interested stockholder, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of our outstanding voting stock that is not owned by the interested stockholder.

“Business combinations” include mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to various exceptions, in general, an “interested stockholder” is a stockholder who, together with his, her or its affiliates and associates, owns, or within three years did own, 15% or more of the shares of our outstanding voting stock. These restrictions could prohibit or delay the accomplishment of mergers or other takeover or change of control attempts with respect to us and, therefore, may discourage attempts to acquire us.

Warrants

As of the date of this prospectus we had outstanding warrants to purchase an aggregate of 2,654,075 shares of our Common Stock at an exercise price of $0.80, expiring on June 1, 2021, as well as the outstanding Warrants to purchase a total of 9,023,962 shares of our Common Stock which are exercisable until October 22, 2021 at an exercise price of $1.00 per share of our Common Stock and the outstanding Agent Warrants to purchase a total of 1,226,360 shares of Common Stock which are exercisable until October 22, 2021 at an exercise price of $0.875 per share of our Common Stock.

Preferred Stock

Our board of directors is authorized to issue all and any of the shares of preferred stock in one or more series, fix the number of shares, determine or alter for each such series voting powers or other rights, qualifications, limitations or restrictions thereof. As of the date of this prospectus, there are no shares of preferred stock outstanding.

Convertible Debentures

The Company has an aggregate of CA$7,577,000 of 8% Convertible Unsecured Subordinated Debentures due June 30, 2020 (the “Debentures”). The Debentures mature on June 30, 2020 and bear interest at annual rate of 8% payable semi-annually on the last day of June and December of each year, commencing on December 31, 2017.

Conversion

The Debentures are convertible at the option of the holders at any time prior to the close of business on the earlier of June 30, 2020 and the business day immediately preceding the date specified by the Company for redemption of Debentures. The conversion price will be CA$1.35per share of Common Stock, being a conversion rate of approximately 740 Shares per CA$1,000 principal amount of Debentures, subject to adjustment in certain events. The Corporation is entitled to repay all or any portion of the Debentures upon maturity by issuing and delivering shares of Common Stock to the debenture holders.

Redemption

Since June 30, 2019 and prior to June 30, 2020, the Debentures may be redeemed at the Company’s sole option, in whole or in part, from time to time on required prior notice, at a redemption price equal to the principal amount of the Debentures, irrespective of the current market price. In addition thereto, at the time of redemption, the Company will pay to the holder accrued and unpaid interest up to but not including the date of redemption.

Subordination

The payment of the principal of, and interest on, the Debentures is subordinated in right of payment to the prior payment in full of all Senior Indebtedness of the Company, including indebtedness under the Company’s present and future bank credit facilities and any other secured creditors. “Senior Indebtedness” of the Company is defined as the principal of and premium, if any, and interest on and other amounts in respect of all indebtedness of the Company other than indebtedness evidenced by the Debentures and all other existing and future debentures or other instruments of the Company which, by the terms of the instrument creating or evidencing the indebtedness, is expressed to be pari passu with, or subordinate in right of payment to, the Debentures. Subject to statutory or preferred exceptions or as may be specified by the terms of any particular securities, each Debenture ranks pari passu with each other Debenture, and with all other present and future subordinated and unsecured indebtedness of the Company except for sinking fund provisions (if any) applicable to different series of debentures or similar obligations of the Company. The Debentures will not limit the ability of the Company to incur additional indebtedness, including indebtedness that ranks senior to the Debentures, or from mortgaging, pledging or charging its properties to secure any indebtedness.

The Debentures are also effectively subordinated to claims of creditors of the Company’s subsidiaries, except to the extent the Company is a creditor of such subsidiaries ranking at least pari passu with such other creditors.

Convertible Notes

As of the date of this prospectus, we have $1,600,000 outstanding under our 6% convertible unsecured subordinated notes, due June 1, 2021 (the “Notes”) pursuant to which 2,000,000 shares of our Common Stock are issuable upon full conversion of all of such Notes.

Interest

The Notes bear interest from, and including, the date of issue at the rate of 6.00% per annum, payable in arrears on March 1, June 1, September 1 and December 1, with the last such payment falling due on June 1, 2021.

Default

Under the terms of the Notes, an event of default in respect of the Notes will occur if any one or more of the following described events has occurred and is continuing with respect to the Notes: (a) failure to pay principal or premium, if any, when due on the Notes, whether at maturity, upon redemption, by declaration or otherwise; (b) certain events of bankruptcy, insolvency or reorganization of the Company under bankruptcy or insolvency laws; or (c) the Company breaches any representation or covenant in the Note that could reasonably be expected to have a material adverse effect. If an Event of Default has occurred and is continuing, an investor may, with the written consent of the holders of more than 50% of the principal amount of the Notes then outstanding, by written notice to the Company, declare all outstanding Notes to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which will be expressly waived by the Company.

Subordination

The Notes are junior to any of the Company’s the principal of, premium, if any, and interest on (i) all indebtedness for money borrowed or guaranteed by the Company other than the Company’s subordinated debt securities, unless the indebtedness expressly states to have the same rank as, or to rank junior to, the Company’s subordinated debt securities, (ii) and any deferrals, renewals or extensions of any such indebtedness.

Conversion

Each holder of Notes may, at its option, at any time prior to payment in full of the principal amount of the Note or the conversion of the note at the option of the Company, convert, in whole or in part, the outstanding principal amount of its Notes and all accrued and unpaid interest on such Note into 6,250 fully paid and nonassessable shares of Common Stock for each $5,000 aggregate principal amount of Notes then outstanding (the “Conversion Ratio”). Any interest payable in Conversion Shares shall be converted based on the Conversion Ratio.

At any time following the date on which the Common Stock trades on the OTCQX or other United States market or exchange at a price of $1.40 or greater for 20 consecutive trading days, the Company may elect to convert the then outstanding principal amount of the Notes and any interest payable in shares of Common Stock based on the Conversion Ratio.

Waiver and Amendment

Any provision of the Notes may be amended, waived or modified upon the written consent of the Company and the holders of more than 50% of the principal amount of the Notes then outstanding. A consent or waiver may not reduce the principal amount of any Note without the holder’s written consent, or (ii) reduce the rate of interest of any Note without the holder’s written consent.

DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering Units, each unit consisting of one share of our Common Stock and one Common Stock purchase Warrant. Each Warrant is exercisable for one share of our Common Stock. The Units will not be issued or certificated. The shares of Common Stock and Warrants that we are issuing are immediately separable and will be issued separately. The shares of Common Stock issuable from time to time upon exercise of the Warrants, if any, are also being offered pursuant to this prospectus.

Common Stock

Holders of our Common Stock have the rights set forth above under the heading “Description of Capital Stock-Common Stock.”

Warrants

The Warrants will be issued under and pursuant to a warrant indenture (the “Warrant Indenture”) between us and TSX Trust Company (the “Warrant Agent”). The following summary of certain terms and provisions of the Warrants is not complete and is subject to, and qualified in its entirety by the provisions of the Warrant Indenture, the form of which is filed as an exhibit to the registration statement of which this prospectus is a part.

Each Warrant entitles its holder to purchase one Warrant Share at the Exercise Price of CA$0.75 during the thirty six (36) months following the closing date. No fraction of a Warrant Share will be issued upon the exercise of a Warrant and no cash payment will be made in lieu thereof. Any fractional entitlements will be rounded down to the nearest whole number.

The Warrant Indenture will provide for adjustment in the number of Warrant Shares issuable upon the exercise of the Warrants and/or the exercise price per Warrant Share upon the occurrence of certain events, including:

(i)

the issuance of shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock to all or substantially all of the holders of shares of Common Stock by way of a stock dividend or other distribution (other than a dividend paid in the ordinary course or a distribution of shares of Common Stock upon the exercise of any outstanding warrants or options);

(ii)	the subdivision, redivision or change of the outstanding shares of Common Stock into a greater number of shares;

(iii)	the consolidation, reduction or combination of the outstanding shares of Common Stock into a lesser number of shares;

(iv)

the issuance to all or substantially all of the holders of shares of Common Stock of rights, options or warrants under which such holders are entitled, during a period expiring not more than forty five (45) days after the record date for such issuance, to subscribe for or purchase shares of Common Stock, or securities exchangeable for or convertible into shares of Common Stock, at a price per share to the holder (or at an exchange or conversion price per share) of less than ninety five percent (95%) of the “current market price”, as defined in the Warrant Indenture, of shares of Common Stock on such record date; and

(v)

the issuance or distribution to all or substantially all of the holders of shares of Common Stock of securities of the Company, including rights, options or warrants to acquire shares of any class or securities exchangeable or convertible into any such shares or property or assets and including evidences of indebtedness, or any property or other assets.

The Warrant Indenture will also provide for adjustment in the class and/or number of securities issuable upon the exercise of the Warrants and/or exercise price per security in the event of the following additional events:

(i)	the reclassification of the Common Shares;

(ii)

a consolidation, amalgamation, arrangement or merger of the Company with or into any other corporation or other entity (other than an amalgamation, arrangement or merger which does not result in any reclassification of the Company’s outstanding Common Stock or a change of the shares of Common Stock into other shares); or

(iii)	the transfer of the Company’s property and assets as an entirety or substantially as an entirety to another corporation or other entity.

No adjustment in the exercise price or number of Warrant Shares will be required to be made unless the cumulative effect of such adjustment or adjustments would result in a change of at least one percent (1.0%) in the exercise price.

From time to time, us and the Warrant Agent, without the consent of the holders of Warrants, may amend or supplement the Warrant Indenture for certain purposes, including the correction or rectification of any ambiguities, defective or inconsistent provisions, errors, mistakes or omissions, provided that in the opinion of the Warrant Agent, based on an opinion of counsel, the rights of the Warrant Agent and of the holders of the Warrants are in no way prejudiced thereby. Any amendment or supplement to the Warrant Indenture that adversely affects the interests of the holders of the Warrants may be made only by “extraordinary resolution”, which is defined in the Warrant Indenture as a resolution either (i) passed at a meeting of the holders of Warrants duly convened for that purpose and held in accordance with the provisions of the Warrant Indenture at which there are holders of Warrants present in person or represented by proxy representing at least twenty five (25.0%) of the aggregate number of the then-outstanding Warrants and passed by the affirmative vote of holders of Warrants representing not less than sixty six and two thirds percent (66⅔%) of the aggregate number of the then-outstanding Warrants represented at the meeting and voted on the poll upon such resolution, or (ii) adopted by an instrument in writing signed in one or more counterparts by the holders of Warrants representing not less than sixty six and two thirds percent (66⅔%) of the aggregate number of the then-outstanding Warrants.

Agent Warrants

The following summary of certain terms and provisions of the Agent Warrants is not complete and is subject to, and qualified in its entirety by the provisions of the Agent Warrants, the form of which is filed as an exhibit to the registration statement of which this prospectus is a part.

The Agent Warrants will entitle the holders thereof to purchase up to an aggregate of 1,610,000 Agent Warrant Shares (assuming completing of the Maximum Offering, exercise of the Over-Allotment Option in full, and no sales to President’s List Purchasers) at an exercise price of CA$0.75 per Agent Warrant Share, subject to adjustment, at any time until the Warrant Expiry Time. After the Warrant Expiry Time, unexercised Agent Warrants will become void. The Agent Warrants will be issued in certificated form and will not be transferable.

LEGAL PROCEEDINGS

Neither we nor our subsidiary is a party to, nor is any of our property the subject of, any material legal proceedings. There are no proceedings pending in which any of our officers, directors or 5% shareholders are adverse to us or any of our subsidiaries or in which they are taking a position or have a material interest that is adverse to us or any of our subsidiaries.

PLAN OF DISTRIBUTION

We have engaged Echelon Wealth Partners Inc. pursuant to an agency agreement by and between Echelon Wealth Partners Inc. and us, dated January 27, 2020 (“Agency Agreement”). The Agent is not purchasing or selling any Units offered by this prospectus, nor is it required to arrange the purchase or sale of any specific number or dollar amount of the Units, but has agreed to use its commercially reasonable “best efforts” to arrange for the sale of all of the Units offered hereby. The obligations of the Agent under the Agency Agreement are conditional and may be terminated in its discretion on the basis of its assessment of the state of the financial markets and in certain other stated circumstances. The Agent may engage one or more sub-agents or selected dealers to assist with this offering. Any sales in the United States will only be made by U.S. registered broker-dealers. The price per Unit will be determined based upon arm’s-length negotiations between the purchasers and us.

The minimum amount of funds to be raised under the Offering  is CA$5,000,000 and the maximum amount to be raised is CA$10,000,000 (“Maximum Offering”). The Agent, in accordance with the Agency Agreement, shall hold in trust all funds received from subscriptions under this prospectus until the Minimum Offering has been raised. We may undertake one or more closings on a rolling basis after the Minimum Offering has been raised. If the Minimum Offering is not raised on or before the date that is ninety (90) days after the final receipt for the Canadian prospectus issued is issued by Autorité des marchés financiers du Québec, the Agent shall return the funds to those who purchased Units under the Offering, without any deductions or interest.

Commissions and Expenses

We have agreed to pay the Agent an aggregate cash placement fee equal to seven percent (7.0%) of the gross proceeds in this Offering (including the Over-Allotment Option), for an aggregate cash commission of CA$805,000 (assuming completion of the Maximum Offering). However, we will only pay a cash fee equal to three and one half percent (3.5%) of the aggregate gross proceeds from the issuance to purchasers on our President’s List.

We estimate the total offering expenses of this Offering that will be payable by us, excluding the Agency Fee, will be approximately $320,200 which includes legal and printing costs, various other fees and reimbursement of the Agent’s expenses.

In addition, we have agreed (i) to issue to the Agent, or its designees, warrants to purchase a number of shares of Common Stock equal to an aggregate of seven percent (7.0%) of the number of shares of Common Stock issued in connection with this Offering (not including any shares of Common Stock underlying the Warrants and Agent Warrants issued in this Offering); (ii) to issue Agent Warrants to purchase up to an additional three and one half percent (3.5%) of the Units sold under the President’s List; and (iii) to grant the Agent an option to increase the size of the Offering by up to fifteen percent (15.0%), exercisable in whole or in part at any time for a period of thirty (30) days after and including the closing date of the Offering. Each Agent Warrant shall entitle the Agent to acquire one Agent Warrant Share at an exercise price equal to CA$0.75, subject to adjustment, at any time until 5:00 p.m. on the Warrant Expiry Date.

Upon the consummation of this Offering, we will grant to the Agent a right of first refusal under which the placement agent shall have the right to act as sole placement agent in connection with a public or private offering of debt, equity or equity-based securities, or if we otherwise require advisory services for a period ending eight (8) months from the date of the closing of the Offering. Notwithstanding anything herein to the contrary, in the event that the Agency Agreement is terminated without consummating this Offering, the Agent will not be granted a right of first refusal. If, during the term of any right of first refusal granted to the Agent, the Agent does not act as the sole placement agent in connection with a public or private offering of debt, equity or equity-based securities or advisory services, the Agent shall be entitled to receive the fees set forth in the Agency Agreement.

Indemnification

We have agreed to indemnify the Agent and its respective affiliates, officers, directors, employees, partners, agents, successors and assigns against certain liabilities. We have also agreed to contribute to payments the Agent may be required to make in respect of such liabilities.

Electronic Distribution

This prospectus may be made available in electronic format on websites or through other online services maintained by the Agent, or by an affiliate. Other than this prospectus in electronic format, the information on the Agent’s website and any information contained in any other website maintained by the Agent is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the placement agent, and should not be relied upon by investors.

The foregoing does not purport to be a complete statement of the terms and conditions of the Agency Agreement. A copy of the Agency Agreement is included as an exhibit to the registration statement of which this prospectus forms a part. See “Where You Can Find Additional Information” on page 25.

Notice to Investors

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Director (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is or was implemented in that Relevant Member State (“Relevant Implementation Date”), no offer or sale of any securities which are the subject of the Offering contemplated by this prospectus has been or will be made to the public in that Relevant Member State other than any offer or sale where a prospectus has been or will be published in relation to such securities that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the relevant competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except, with effect from and including the Relevant Implementation Date, that an offer of such securities may be made to the public in that Relevant Member State at any time:

•	to any persons or entities which are “qualified investors” as defined in the Prospectus Directive;
•	to fewer than 150 natural or legal persons (other than “qualified investors”), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriters for any such offer; or
•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of securities shall result in the requirement that the Company or the Agent must publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive), and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

In the case of any securities being offered to a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, such financial intermediary will also be deemed to have represented, acknowledged and agreed that any securities acquired by it as part of the offering contemplated by this prospectus have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any securities to the public other than their offer or resale in a Relevant Member State to “qualified investors” within the meaning of Article 2(1)(e) of the Prospectus Directive or in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale. The Company, the Agent and their respective affiliates will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement. Notwithstanding the above, a person who is not a “qualified investor” as so defined and who has notified the underwriters of such fact in writing may, with the consent of the underwriters, be permitted to subscribe for or purchase securities in the offering contemplated by this prospectus subject to compliance at all times by the company and the underwriters with the provisions of Article 3(2) of the Prospectus Directive.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”), or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under article 652a or article 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under articles 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the securities or the Offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus nor any other offering or marketing material relating to the Offering, the Company or the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority (“FINMA”), and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of securities.

Other

From time to time, the Agent and its affiliates have provided, and may in the future provide, various investment banking, financial advisory and other services to us and our affiliates for which services they have received, and may in the future receive, customary fees. In the course of their businesses, the placement agent and its affiliates may actively trade our securities or loans for their own account or for the accounts of customers, and, accordingly, the placement agent and its affiliates may at any time hold long or short positions in such securities or loans. Except for services provided in connection with this offering, the placement agent has not provided any investment banking or other financial services during the 180-day period preceding the date of this prospectus and we do not expect to retain the placement agent to perform any investment banking or other financial services for at least 90 days after the date of this prospectus.

The Offering of securities pursuant to this prospectus shall also comply with (i) the rules and regulations of the TSX-V and (ii) the applicable laws of each jurisdiction in which the securities may be offered or sold.

LEGAL MATTERS

The validity of the Common Stock offered hereby will be passed upon by Dorsey & Whitney, LLP.

EXPERTS

IntelGenx Technologies Corp. financial statements for the years ended December 31, 2018 and 2017 included in this registration statement have been audited by Richter, LLP, Montreal, Quebec, an independent registered public accounting firm, as stated in their report, and have been so included in reliance upon the report of said firm and their authority as experts in accounting and auditing. This report expresses an unqualified opinion.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file reports and other information with the Securities and Exchange Commission. We have also filed a registration statement on Form S-1, including exhibits, with the SEC with respect to the shares being offered in this offering. This prospectus is part of the registration statement, but it does not contain all of the information included in the registration statement or exhibits. For further information with respect to us and our Common Stock, we refer you to the registration statement and to the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. You may inspect a copy of the registration statement and other reports we file with the Securities and Exchange Commission without charge at the SEC’s principal office in Washington, D.C., and copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC, 100 F Street NE, Washington, D.C. 20549, upon payment of fees prescribed by the SEC. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the Web site is http://www.sec.gov. The SEC’s toll free investor information service can be reached at 1-800-SEC-0330.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information contained in documents that we file with them. We are incorporating by reference into this prospectus the documents listed below (excluding any information furnished under Items 2.02 or 7.01 in any Current Report on Form 8-K):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 that we filed with the SEC on March 22, 2019;
•	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2019 that we filed with the SEC on November 7, 2019;
•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2019 that we filed with the SEC on August 8, 2019;
•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 that we filed with the SEC on May 9, 2019;
•	Our Proxy Statement on Schedule 14A that we filed with the SEC on March 22, 2019, as amended on April 30, 2019 (the “Proxy Statement”); and
•	Our Current Reports on Form 8-K filed with the SEC on February 7, 2019, March 8, 2019, May 7, 2019, May 8, 2019, January 10, 2020 and January 16, 2020.

By incorporating by reference our Annual Report on Form 10-K, and our Proxy Statement, we can disclose important information to you by referring you to our Annual Report on Form 10-K, and our Proxy Statement, which are considered part of this prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

All documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the effective date of the initial registration statement of which this prospectus is a part and all such documents that we file with the SEC after the date of this prospectus and before the termination of the offering of our securities shall be deemed incorporated by reference into this prospectus and to be a part of this prospectus from the respective dates of filing such documents. Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.

Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Copies of the documents incorporated by reference in this Prospectus may be obtained on written or oral request without charge from our Corporate Secretary at 6420 Abrams, Ville Saint Laurent, Quebec H4S 1Y2, Canada (telephone: (514) 331-7440).

We also maintain a web site at http://www.intelgenx.com through which you can obtain copies of documents that we have filed with the SEC. The contents of that site are not incorporated by reference into or otherwise a part of this prospectus.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by us in connection with the distribution of the securities being registered.

SEC registration fee	$2,950
Legal fees and expenses	$290,000
Accountants' fees and expenses	$17,500
Warrant agent fees	$6,000
Printing expenses	$2,750
Miscellaneous expenses	$1,000
Total:	$320,200

All amounts except the SEC registration fee are estimated. All of the expenses set forth above are being paid by us.

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”), provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

We have agreed to indemnify our officers and directors to the fullest extent permitted by law. Such indemnification is intended to supplement our officers’ and directors’ liability insurance.

Our certificate of incorporation provides that no director shall be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. A director shall be liable to the extent provided by applicable law, however, (a) for breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) pursuant to Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit.

To the extent permitted by applicable law, we are also authorized to provide indemnification of (and advancement of expenses to) such agents (and any other persons to which Delaware law permits us to provide indemnification) through provisions in our bylaws, agreements with such agents or other persons, voting of security holders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to us, our security holders and others.

Any repeal or modification of any of the foregoing provisions of the indemnification provisions in our certificate of incorporation or bylaws shall be prospective and shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of, or increase the liability of any director of our company with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of our company, pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities

On May 8, 2018 the Company sold to accredited investors 320 units, each consisting of (i) 7,940 shares of the Company’s Common Stock, (ii) a $5,000 convertible 6% note and (iii) 7,690 warrants, for gross proceeds of $3,200,000. Cantone Research, Inc. (“Cantone”) and Leede Jones Gable Inc. (“Leede Jones”) acted as placement agents. As part of their commission, Cantone and Leede Jones received an aggregate amount of 243,275 warrants.

The Company’s issuance of the foregoing securities was made in reliance upon the exemption from registration of the Securities Act provided by Rule 506(b) of Regulation D for sales in the United States and pursuant to Regulation S for sales outside of the United States.

On November 13, 2018, we completed a private placement of 1,428,571 shares of Common Stock to Tilray at a subscription price of $0.70 per share for gross proceeds of $1,000,000. The proceeds are being used for cannabis-infused VersaFilm™ product development under our definitive license, development and supply agreement with Tilray®. The Company’s issuance of the foregoing securities was made in reliance upon the exemption from registration of the Securities Act provided by Section 4(a)(2)and applicable state securities laws.

Item 16. Exhibits and Financial Statement Schedules

The following exhibits are filed as part of this registration statement.

EXHIBIT INDEX

Exhibit	Description
No.
1.1	Form of Agency Agreement
2.1	Share exchange agreement dated April 10, 2006 (incorporated by reference to the Form 8-K/A filed on May 5, 2006)
3.1	Certificate of Incorporation (incorporated by reference to the Form SB-2 (File No. 333-90149) filed on November 16, 1999)

3.2	Amendment to the Certificate of Incorporation (incorporated by reference to amendment No. 2 to Form SB-2 (File No. 333-135591) filed on August 28, 2006)
3.3	Amendment to the Certificate of Incorporation (incorporated by reference to the Form DEF 14C filed on April 20, 2007)
3.4	Amendment to the Certificate of Incorporation (incorporated by reference to the Form S-1/A filed on May 12, 2017)
3.5	By-Laws (incorporated by reference to the Form SB-2 (File No. 333-91049) filed on November 16, 1999)
3.6	Amended and Restated By-Laws (incorporated by reference to the Form 8-K filed on March 31, 2011)
3.7	Amended and Restated By-Laws (incorporated by reference to the Form 8-K filed on March 21, 2012)
4.1	Trust Indenture with TSX Trust Company, dated July 12, 2017 (incorporated by reference to the Form 8-K filed on July 12, 2017)
5.1	Opinion of Dorsey & Whitney LLP
5.2	Opinion of McCarthy Tetrault LLP
9.1	Voting Trust agreement (incorporated by reference to the Form 8-K/A filed on May 5, 2006)
10.1+	Horst Zerbe employment agreement dated October 1, 2014 (incorporated by reference to the Form 10-Q filed on November 12, 2014)
10.2	Registration rights agreement (incorporated by reference to the Form SB-2 (File No. 333-135591) filed on July 3, 2006)
10.3	Principal's registration rights agreement (incorporated by reference to the Form SB-2 (File No. 333-135591) filed on July 3, 2006)
10.4 +	2006 Stock Option Plan (incorporated by reference to the Form S-8 filed on November 21, 2006)
10.5 +	Amended and Restated 2006 Stock Option Plan, May 29, 2008 (incorporated by reference to the Form 10-K filed on March 25, 2009)
10.6	Co-Development and Commercialization Agreement with RedHill Biopharma Ltd. (incorporated by reference to the Form 10-Q filed on November 9, 2010)
10.7 +	Amended and Restated 2006 Stock Option Plan (incorporated by reference to the Form S-8 filed on November 15, 2010)
10.8	Project Transfer Agreement (incorporated by reference to the Form 10-Q filed on May 14, 2010)
10.9	Co-development and Licensing Agreement (incorporated by reference to the Form 10-Q filed on May 14, 2010)
10.10	License and Asset Transfer Agreement with Edgemont Pharmaceuticals (incorporated by reference to the Form 10Q filed on May 15, 2012)
10.11	Development Services and Commercialization Agreement with PAR Pharmaceuticals, dated December 19, 2011 (incorporated by reference to the Form 10-K filed on March 11, 2014)
10.12	Development Services and Commercialization Agreement with PAR Pharmaceuticals, dated January 8, 2014 (incorporated by reference to the Form 10-K filed on March 11, 2014)
10.13	Employment Agreement Andre Godin, July 2015 (incorporated by reference to the Form 8-K filed on July 20, 2015)
10.14	Employment Agreement Nadine Paiement, January 2016 (incorporated by reference to the Form 10-K filed on March 30, 2016)
10.15	Employment Agreement Dana Matzen, March 2016 (incorporated by reference to the Form 10-K filed on March 30, 2016)
10.16+	2016 Stock Option Plan May, 11 2016 (incorporated by reference to the Form S-8 Registration Statement filed on August 3, 2016)
10.17	Amended Principal's Registration Rights Agreement, November 8, 2016 (incorporated by reference to Form 10-Q filed on November 10, 2016)
10.18	Agency Agreement dated June 28, 2017 (incorporated by reference from the Company's Form 8-K filed on July 5, 2017)
10.19+	Deferred Share Unit Plan for non-employee directors (incorporated by reference to the Form 10K filed on March 29, 2018)
10.20	Placement Agent Agreement dated May 8, 2018 (incorporated by reference to the Form 8-K filed on May 10, 2018)
10.21	Form of Warrant dated May 8, 2018 (incorporated by reference to the Form 8-K filed on May 10, 2018)
10.22	Form of Securities Purchase Agreement dated May 8, 2018 (incorporated by reference to the Form 8-K filed on May 10, 2018)
10.23	Form of Registration Rights Agreement dated May 8, 2018 (incorporated by reference to the Form 8-K filed on May 10, 2018)
10.24	Form of Note dated May 8, 2018 (incorporated by reference to the Form 8-K filed on May 10, 2018)
10.25	Placement Agent Agreement between the Company and H.C. Wainwright & Co., LLC dated October 18, 2018 (incorporated by reference to the Form 8-K filed on October 22, 2018)
10.26	Placement Agent Agreement between the Company and Echelon Wealth Partners Inc. dated October 18, 2018 (incorporated by reference to the Form 8-K filed on October 22, 2018)
10.27	Form of Warrant (incorporated by reference to the Form 8-K on October 22, 2018)
10.28	Form of Securities Purchase Agreement (incorporated by reference to the Form 8-K on October 22, 2018)
10.29	Form of Warrant Indenture
10.30	Form of Agent Warrant
21.1	Subsidiaries of the small business issuer (incorporated by reference to the Form SB-2 (File No. 333-135591) filed on July 3, 2006)
23.1	Consent of Richter LLP
23.2	Consent of Dorsey & Whitney LLP (contained in Exhibit 5.1)
23.3	Consent of McCarthy Tetrault LLP (contained in Exhibit 5.2)
24.1	Power of Attorney (contained in the signature page of the Form S-1 Registration Statement filed with the Commission on December 20, 2019)

+ Portions of this exhibit have been omitted based on an application for confidential treatment from the SEC. The omitted portions of these exhibits have been submitted separately with the SEC.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(a) If the Company is relying on Rule 430B:

(i) Each prospectus filed by the Company pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(b) If the Company is subject to Rule 430C: Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(7) Insofar as Indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provision, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ville St-Laurent, Province of Quebec, on January 27, 2020.

INTELGENX TECHNOLOGIES CORP.

By:	/s/ Horst G. Zerbe
Horst G. Zerbe
Chief Executive Officer
(Principal Executive Officer)

By:	/s/ Andre Godin
Andre Godin
President and Chief Financial Officer
(Principal Financial and Accounting Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Horst Zerbe and Andre Godin his or her true and lawful attorney in fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to the Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Horst G. Zerbe	Chief Executive Officer and Director	January 27, 2020
Horst G. Zerbe

*	President and Chief Financial Officer	January 27, 2020
Andre Godin

*	Director	January 27, 2020
J. Bernard Boudreau

*	Director	January 27, 2020
John Marinucci

*	Director	January 27, 2020
Bernd J. Melchers

*	Director	January 27, 2020
Clemens Mayr

*	Director	January 27, 2020
Mark Nawacki

By:	/s/ Horst G. Zerbe
Name: Horst G. Zerbe
Title: Attorney in Fact